Exhibit 99.2

CONSENT OF
JEFFERIES & COMPANY, INC.

Board of Directors
Seabulk International, Inc.
2200 Eller Drive
Fort Lauderdale, FL 33316

        We hereby consent to the inclusion of our opinion letter dated March 16, 2005 to the Board of Directors of Seabulk International, Inc. ("Seabulk") as Annex E to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Seabulk with a subsidiary of SEACOR Holdings Inc., and to the references to such opinion in such joint proxy statement/prospectus under the captions "SUMMARY OF THE MERGER—Opinion of Jefferies & Company, Inc.—Seabulk," and "THE PROPOSED MERGER—Opinion of Jefferies & Company, Inc.—Seabulk." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ JEFFERIES & COMPANY, INC. JEFFERIES & COMPANY, INC.

New York, New York
April 21, 2005